UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.)

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Warrior Met Coal, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 9, 2024

Dear Fellow Stockholders,

The Warrior Met Coal Board of Directors and management team are committed to moving the Company forward safely and responsibly, and driving long-term, sustainable value creation for stockholders.

We maintain stringent accountability to our workers and all our stakeholders. We see our team members as the cornerstone of our success – we not only invest in our people, but we support workers’ rights, including the right to unionize and collectively bargain without fear of reprisal, intimidation, or harassment. Our effective talent management strategy is delivering results. In fiscal year 2023, we delivered total stockholder returns of approximately 81.40%, compared to our peer group median of 25.96%, and achieved a 34% increase in sales volumes and 21% increase in production volumes.

Against this backdrop, we strongly recommend that you vote on the WHITE proxy card at the 2024 Annual Meeting, aligned with management AGAINST Proposals 5, 7, 8 and 9.

OUR BALANCED AND EXPERIENCED BOARD MAINTAINS

STRONG CORPORATE GOVERNANCE PRACTICES

We believe Proposals 5 and 7, which relate to the adoption of a shareholder rights plan bylaw and rescinding authorization to issue preferred stock, can harm the Company and are not in the best interests of our stockholders. The Board recommends voting AGAINST Proposals 5 and 7.

As with all corporate governance provisions, the Board seeks to adopt best-in-class provisions that protect the interests of our stockholders.

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In alignment with this commitment, the Company has previously sought and obtained stockholder ratification of the NOL (net operating loss carryforwards) Rights Agreement and intends to continue to seek stockholder ratification of the NOL Rights Agreement and any future extensions and renewals.

•	Since the Company’s IPO, the Company has utilized approximately $1.9 billion of its NOLs to offset cash taxes paid during this period.

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Although the NOL Rights Agreement (which was approved by 94% of votes cast by our stockholders) and authorized preferred stock were not adopted to serve a defensive or anti-takeover purpose, Proposal 7 is written so broadly that it could limit the Board’s ability to satisfy its fiduciary duties.

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The Board’s ability to adopt a shareholder rights plan in the future to provide for negotiation during a hostile takeover attempt will allow it to exercise its fiduciary duties to act in the best interests of all stockholders.

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Additionally, undesignated (or “blank check”) preferred stock has multiple uses that could benefit stockholders that are not for an anti-takeover purpose, including raising capital, making bona-fide acquisitions, forming strategic partnerships, engaging in stock splits / dividends / distributions, and compensating employees. To that end, the Board’s ability to issue preferred stock gives it the flexibility to better exercise its fiduciary duties, and is in the best interest of the Company’s stockholders.

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Over 95% of companies in the S&P 500 and Russell 3000 index, including all 16 of our proxy peers, have authorized preferred stock, and none of our peer companies have a bylaw provision requiring shareholder pre-approval for preferred stock issuances. Rescinding the blank check authority may put the Company at a competitive disadvantage, which could be detrimental to the interests of our stockholders.

THE BOARD HAS ADOPTED A POLICY REGARDING STOCKHOLDER APPROVAL

OF FUTURE SEVERANCE AGREEMENTS

On February 9, 2024, at the recommendation of the Compensation Committee, our Board adopted a Policy Regarding Stockholder Approval of Future Severance Agreements (the “Severance Approval Policy”) that requires stockholder approval of a severance agreement with a senior executive that would provide cash severance benefits exceeding 2.99 times base salary and target bonus.

The Board recommends voting AGAINST Proposal 8 for the following reasons:

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The Severance Approval Policy is consistent with market practice and similar to policies adopted by many other companies. Importantly, it maintains the flexibility that we believe is necessary for the Company to attract and retain top talent, which ultimately benefits both the Company and our stockholders.

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By requiring all future adopted, extended or renewed severance agreements with the Company’s senior executives to be submitted for stockholder approval, instead of just agreements that provide for cash severance over the 2.99 times salary plus bonus threshold, the Company would face a significant adverse impact on our talent hiring, promotion and retention processes, and could create increased risk of misalignment between stockholders and executives when evaluating potential change in control transactions.

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We provide our stockholders with the opportunity annually to vote to approve, on an advisory basis, the compensation of our NEOs, including our existing policies governing post-termination compensation.

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In addition, as required by SEC rules, in the event of any merger, acquisition or other similar event, stockholders would have a further opportunity to express their views on any compensation to our NEOs in connection with that transaction through an advisory vote on any golden parachute compensation.

•	The Severance Approval Policy is available for viewing in the “Investors” section of our website at www.warriormetcoal.com.

WE ARE COMMITTED TO UPHOLDING HUMAN RIGHTS AND

SUPPORT OUR EMPLOYEES WITH INDUSTRY LEADING ENGAGEMENT AND BENEFITS

At Warrior Met Coal, we have an unwavering commitment to the safety, wellbeing and empowerment of our employees. We do not believe implementing a third-party assessment would provide any additional benefit to our stockholders. The Board recommends voting AGAINST Proposal 9.

We engage in regular communications with the United Mine Workers of America (“UMWA”) through scheduled virtual and in-person meetings and ongoing collective bargaining agreement negotiations. Working closely with labor unions has been our long-standing company practice since 2016.

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Despite the union decertification process initiated in 2023 by a subset of our employee base – which was reportedly supported by over 30% of our union-represented employees – we work to maintain open communications and support all of our employees and their preferences for representation.

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The Compensation Committee of the Board is responsible for overseeing our talent strategy and receives regular updates from our Chief Administrative Officer on labor relations, grievance reports and results of the employee engagement survey. These updates cover a full spectrum of critical issues that enables the Compensation Committee to make strategic decisions that mitigate potential risks associated with labor relations.

We believe that the UMWA’s accusations of labor law violations are groundless. We would like to set the record straight that, so far, 47 of the 77 alleged unfair labor practice charges filed by the UMWA with the National Labor Relations Board (the “NLRB”) since 2021 were either dismissed for lack of merit, withdrawn by the UMWA, or have been resolved, without any determination that Warrior Met Coal violated federal laws. Only one charge has resulted in a finding that Warrior engaged in an unfair labor practice, which we strongly disagree with and have appealed (as detailed below). We expect the remaining outstanding cases to close without any findings of unlawful conduct by Warrior.

A filed case alone does not indicate any evidence of wrongdoing, as NLRB complaints can be filed without a requirement to substantiate the claims. It is important to understand the full context of the UMWA’s charge filing and how we believe it represents a bargaining strategy to apply pressure and gain concessions from Warrior that the UMWA wants to accomplish in our negotiations.

Of the 77 charges filed by the UMWA, only one charge has resulted in a finding that Warrior engaged in an unfair labor practice. Warrior strongly denies and opposes this decision by an NLRB administrative law judge and has appealed the decision. The NLRB’s decision on Warrior’s appeal of this case is still pending.

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The UMWA’s unfair labor practice charge is related to their 16-page request for documents containing more than 250 separate requests, that was sent to Warrior on March 19, 2021, only twelve days before the collective bargaining agreement expired. Warrior made its first document production to the UMWA on March 25, 2021, noting that due to the size of the request, it would produce documents on a rolling basis.

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On March 30, 2021, only eight business days after the request was made, the UMWA filed an unfair labor practice charge falsely asserting that Warrior had “fail[ed] to respond to information and document requests.”

•	Since March 19, 2021, Warrior has produced tens of thousands of pages of documents pursuant to the UMWA’s request.

During the economic labor strike, Warrior obtained several Court-ordered injunctions in order to help maintain a safe environment for its employees – including those actively at work and those currently on strike – which prohibited picketers from engaging in certain conduct, such as blocking entrances and exits to Company property and damaging Company and employee personal property. Due to the escalation of violence that occurred in October 2021, the Court issued its fifth injunction requiring UMWA picketers to stay a minimum distance from Warrior’s entrances. Additionally, the NLRB has ordered the UMWA to pay Warrior and its employees more than $425,000 in damages to compensate for business losses and personal property damage caused by the UMWA during the strike.

Our effective talent strategy maximizes stockholder value. Our commitment to providing our employees with a safe and rewarding work environment includes competitive compensation, benefits and career development opportunities, as well as the right to unionize and collectively bargain without fear of reprisal, intimidation or harassment.

•	Since 2016, we have more than tripled the size of our workforce and have been consistently achieving high workforce productivity by investing in our employee programs and mining operations.

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The Company’s management team drove meaningful progress on strategic priorities despite broader market volatility and uncertainty, delivering robust stockholder returns of 81.40%, 46.08% and 26.59% on a one-, three- and five-year basis, respectively, outperforming both the S&P Metals and Mining Index and Russell 3000.

TSR data is as of December 31, 2023, the Company’s fiscal year end, and assumes the reinvestment of dividends.

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We also made significant progress on developing our world class Blue Creek Mine project, which is the largest untapped metallurgical coal reserve in North America and a critical part of our long-term strategy, representing an estimated 40 additional years of operating life.

We listen to and invest in our employees. We stay connected with employee concerns through a number of feedback mechanisms, including our annual employee engagement survey that provides us with invaluable feedback from our team members on ways we can enhance our employee offerings, culture and retention strategy. To further showcase the many ways in which we invest in our employees, since beginning operations in 2016, we have consistently worked to improve the benefits offered to employees, including:

•	Paid for 100% of our employee’s health insurance premiums;

•	Increased wages multiple times;

•	Enhanced and increased monthly productivity bonus plans;

•	Expanded health insurance offerings;

•	Offered additional time off and more flexible work schedules; and

•	Increased 401(k) employer contributions.

These changes have resulted in Warrior being in the top 10% of wage earners in Alabama in 2022 and 2023.

Your Vote is Extremely Important no Matter how Many Shares you Own

We Urge You to Vote on the WHITE Proxy Card FOR Proposals 1, 2, 4 and 6

and AGAINST Proposals 5, 7, 8 and 9.

Please submit your proxy in advance of the 2024 Annual Meeting in one of the ways outlined below, whether or not you plan to attend the 2024 Annual Meeting.

Thank you for your continued investment in Warrior Met Coal. We are committed to maintaining open, cooperative dialogue with all of our stockholders.

Sincerely,

The Warrior Met Coal Board of Directors

Your vote is important! We strongly recommend that you vote on the WHITE proxy card at the 2024 Annual Meeting, aligned with your Board of Directors AGAINST proposals 5, 7, 8 and 9.

Even if you plan to attend our virtual annual meeting, please cast your vote as soon as possible by:

Internet Access the Internet site and cast your vote: www.cesvote.com	Telephone Call Toll-Free: 1-888-693-8683	Mail Return your proxy card/voting instruction form in the postage-paid envelope provided

Any internet or telephone votes must be received by 11:59 p.m. Eastern Daylight Time on April 24, 2024, and any mail votes must be received by April 24, 2024.

If you have any questions, would like to request additional copies of proxy materials or need assistance voting your proxy card, please contact Warrior Met Coal, Inc.’s proxy solicitor:

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 06902

Stockholders Call Toll-Free: (800) 278-2141

Email: Hcc.info@investor.morrowsodali.com

Forward-Looking Statements

Certain statements in this communication are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this communication that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements regarding the development of the Blue Creek Mine project and the anticipated operating life of the Blue Creek Mine, and the outcome of the ongoing NLRB proceedings and negotiations with the labor union representing certain of our hourly employees, including any potential impact to our future financial and operational performance as a result of such outcomes. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “project,” “target,” “foresee,” “should,” “would,” “could,” “potential,” “outlook,” “guidance” or other similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements represent management’s good faith expectations, projections, guidance, or beliefs concerning future events, and it is possible that the results described in this communication will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, without limitation, the inability of the Company to effectively operate its mines and the resulting decrease in production; any projections or estimates regarding Blue Creek, including the expected production from this project, if any, and the ability of Blue Creek to enhance the Company’s portfolio of assets; the Company’s ability to develop Blue Creek; costs associated with legal proceedings, including claims not yet asserted; and other factors described in the Company’s Form 10-K for the year ended December 31, 2023 and other reports filed from time to time with the Securities and Exchange Commission (the “SEC”), which could cause the Company’s actual results to differ materially from those contained in any forward-looking statement. The Company’s filings with the SEC are available on its website at www.warriormetcoal.com and on the SEC’s website at www.sec.gov.Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors.